EXHIBIT 21.1



                   SUBSIDIARIES OF WORLDWIDE WIRELESS, INC.



     The following entity is a wholly owned subsidiary of the Registrant:


   New England Wireless, Inc., a Vermont corporation formed on June 17, 1991.

     New England Wireless, Inc. does business as New England Wireless, Inc.